July 24, 2006

Residential Accredit Loans, Inc.

8400 Normandale Lake Boulevard

Minneapolis, Minnesota 55437

Re:	Residential Accredit Loans, Inc.
Mortgage Asset-Backed Pass-Through Certificates, Series 2006-QS9

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (File No. 333-131213), filed by Residential Accredit Loans, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission on January 23, 2006, and declared effective on March 3, 2006 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of Mortgage Asset-Backed Pass-Through Certificates, Series 2006-QS9 (the “Certificates”). The Certificates will be issued pursuant to a Series Supplement, dated as of July 1, 2006, to the Standard Terms of Pooling and Servicing Agreement, dated as of March 1, 2006, (together, the "Pooling and Servicing Agreement") as more particularly described in the prospectus, dated July 11, 2006, and the prospectus supplement, dated July 24, 2006, relating to the Certificates (together, the "Prospectus")

We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination and the other assumptions set forth herein, we are of the opinion that when the Certificates have been duly executed and delivered in accordance with the Pooling and Servicing Agreement and sold, the Certificates will be legally issued, fully paid and

Residential Accredit Loans, Inc.

July 24, 2006

non assessable, and the holders of the Certificates will be entitled to the benefits of the Pooling and Servicing Agreement, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP